Exhibit 99.1

Contacts:
Geoff Clear	Parna Sarkar
Investor Relations	Media Relations
iRobot Corp.	iRobot Corp.
(781) 418-3003	(781) 418-3135
gclear@irobot.com	psarkar@irobot.com
iRobot Reports First-Quarter 2006 Financial Results
Revenue Grows 123 Percent over First-Quarter 2005
BURLINGTON, Mass., May 2, 2006 — iRobot Corp. (NASDAQ: IRBT) today announced its financial results for the first fiscal quarter ended April 1, 2006. iRobot designs behavior-based robots that help people complete dull, dirty or dangerous tasks with better results, whether it is cleaning floors or keeping soldiers out of harm’s way.
First-Quarter 2006 Highlights Include:
•	Revenues for the first quarter of 2006 grew 123 percent to $38.2 million, compared with $17.1 million for the same quarter one year ago.

•	Gross profit for the first quarter grew 193 percent to $12.2 million (31.9 percent of sales), compared with $4.2 million (24.3 percent of sales) in the first quarter of 2005. This growth in gross profit as a percentage of sales represents an improvement of 7.6 percentage points in Q1 of Fiscal 2006 when compared to Q1 of Fiscal 2005.

•	Net loss in the first quarter of 2006 was $2.9 million, or $0.12 per share, compared with a net loss in the first quarter of 2005 of $4.1 million, or $0.42 per share.

•	iRobot received a $26 million delivery order from the U.S. Navy to build 213 additional iRobot PackBot® Man Transportable Robotic Systems bomb disposal robots and spare parts for shipment to the U.S. forces.

•	The company launched the iRobot Scoobatm Floor Washing Robot in retail stores nationwide.
“iRobot’s first-quarter revenue performance demonstrates the growing demand for our robots, both in consumer and government markets,” said Colin Angle, co-founder and chief executive officer, iRobot. “While we continue to invest in our business and expand into global markets, our focus will remain on quickly delivering practical and affordable robots.”
First-Quarter Conference Call
iRobot will host a conference call today at 5:30 p.m. (ET) to discuss its financial results for the first fiscal quarter ended April 1, 2006, business outlook and outlook for future financial performance. To access the call, investors should dial (913) 981-5571 approximately 10 minutes prior to the initiation of the teleconference and reference iRobot. A live, audio broadcast of the conference call also will be available at http://investors.irobot.com/events.cfm. An archived version of the broadcast will be available on the same Web site shortly after the conclusion of the live event. A replay of the telephone conference call will be available through Tuesday, May 16, and can be accessed by dialing (719) 457-0820, enter access code 2609548.
iRobot Corporation
63 South Avenue, Burlington, MA 01803-4903 — 781.345.0200 — Fax 781.345.0201 — www.irobot.com

About iRobot Corp.
iRobot is a provider of robots that perform dull, dirty or dangerous missions in a better way. The company’s proprietary technology, iRobot AWARE Robot Intelligence Systems, incorporates advanced concepts in navigation, mobility, manipulation and artificial intelligence. This proprietary system enables iRobot to build behavior-based robots, including its family of consumer and military robots. For additional information about iRobot, please visit www.irobot.com.
For iRobot Investors
Certain statements made in this press release that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This press release contains express or implied forward-looking statements relating to, among other things, iRobot Corp.’s expectations concerning investments in and expansion of its business, product development and marketing plans, and demand for and market acceptance of its products. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: our ability to operate in an emerging market; fluctuations in our operating results and the seasonality of our business; our ability to enhance our current consumer robots or develop new consumer robots; our dependence on the U.S. federal government and government contracts; our ability to expand our product offering beyond our current markets; market acceptance of our products; our ability to manage our rapid growth; changes in government policies or spending priorities; and competition. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. iRobot Corp. undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by iRobot Corp., see the disclosure contained in our public filings with the Securities and Exchange Commission.
iRobot Corporation
63 South Avenue, Burlington, MA 01803-4903 — 781.345.0200 — Fax 781.345.0201 — www.irobot.com

iRobot Corporation
Consolidated Statement of Operations
(in thousands, except per share amounts)

	For the three months ended
	April 1,	March 31,
	2006	2005
	(unaudited)
Revenue
Product revenue	$33,356	$12,531
Contract revenue	4,853	4,539
Royalty revenue	—	62

Total	38,209	17,132

Cost of Revenue
Product revenue	22,467	9,837
Contract revenue	3,549	3,128

Total	26,016	12,965

Gross Profit	12,193	4,167
Operating Expense
Research & development	2,783	3,058
Selling & marketing	8,816	2,788
General & administrative	4,417	2,517

Total	16,016	8,363

Operating loss	(3,823)	(4,196)
Other income (expense), net	920	97

Pre-tax loss	(2,903)	(4,099)
Income tax expense	14	2

Net loss	$(2,917)	$(4,101)

Net loss per common share:
Basic and diluted	$(0.12)	$(0.42)

Shares used in Per Common Share Calculations
Basic and diluted	23,375	9,874

Stock-based compensation included in above figures:
Cost of product revenue	$55	$3
Cost of contract revenue	54	4
Research & development	91	10
Selling & marketing	32	—
General & administrative	255	60

	$487	$77

iRobot Corporation
63 South Avenue, Burlington, MA 01803-4903 — 781.345.0200 — Fax 781.345.0201 — www.irobot.com

iRobot Corporation
Condensed Consolidated Balance Sheet
( in thousands)

	April 1,	December 31,
	2006	2005
	(unaudited)	(audited)
Assets
Cash and equivalents	$11,931	$76,064
Short term investments	70,125	—
Accounts receivable, net	10,939	23,045
Unbilled revenues	1,526	1,424
Inventory, net	16,674	15,903
Other current assets	1,401	1,533

Total current assets	112,596	117,969
Property, plant and equipment, net	7,044	6,966

Total assets	$119,640	$124,935

Liabilities and stockholders’ equity

Accounts payable	$21,915	$23,721
Accrued expenses	3,398	3,484
Accrued compensation	3,468	4,002
Provision for contract settlement	5,115	5,154
Deferred revenue	515	1,018

Total current liabilities	34,411	37,379

Stockholders’ equity	85,229	87,556

Total liabilities and stockholders’ equity	$119,640	$124,935

iRobot Corporation
63 South Avenue, Burlington, MA 01803-4903 — 781.345.0200 — Fax 781.345.0201 — www.irobot.com